Exhibit 7.10

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 3, 2007 (this “Agreement”), by and among Wengen Alberta, Limited Partnership, a limited partnership organized under the laws of Alberta (“Parent”), Douglas Becker, Steven Taslitz, Jill Becker, Eric Becker, R. Christopher Hoehn-Saric, John Miller, Bruce Goldman, Rick Elfman, Therese Wareham, KJT Gift Trust, Merrick Elfman Gift Trust, LGG Gift Trust, Goldman Family Gift Trust, The Irrevocable BBHT II IDGT and Irrevocable Grantor Retained Annuity Trust No. 11 (each, a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent, and Laureate Education, Inc., a Maryland corporation (the “Company”) are entering into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, L Curve Sub Inc. (and potentially other Persons) will commence a tender offer for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) as provided in the Merger Agreement (such tender offer, as it may be modified by time to time in accordance with the Merger Agreement, the “Offer”) and subsequently L Curve Sub Inc. will merge with and into the Company.

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1.          Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

 “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the

Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to each Stockholder, the shares of Common Stock Beneficially Owned and owned of record by such Stockholder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1           Agreement to Vote.  Each Stockholder hereby agrees that during the term of this Agreement, at the Company Stockholder Meeting or any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be cast in accordance with the applicable procedures relating thereto so as to ensure that they are duly counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the approval of the Merger and the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof; (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and (iii) against any Company Acquisition Proposal or (except as otherwise approved in writing by Parent) any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Stockholder of its obligations under this Agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Offer and the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved by Parent; or (E) any other material change in the Company’s corporate structure or business.

2.2           No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

3.1           (a)   Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to Parent as follows:

Organization; Authorization; Validity of Agreement; Necessary Action.  Such Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)  Ownership.  Such Stockholder’s Existing Shares are, and all of such Stockholder’s Covered Shares owned from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Stockholder.  Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances.  As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder.  Such Stockholder has and will have at all times through the Closing Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Closing Date.

ARTICLE IV

OTHER COVENANTS

4.1.          Prohibition on Transfers, Other Actions.  Except as provided for in such Stockholder’s Equity Rollover Commitment Letter dated the date hereof or pursuant to the Merger Agreement, each Stockholder hereby agrees not to (i) Transfer any of such Stockholder’s Covered Shares or any interest therein, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

4.2.          Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.          Stockholder Information.  Each Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable Law, the Company Proxy/Information Statement, such Stockholder’s identity and ownership of Common Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

4.4.          Rule 14e-5.  Each Stockholder covenants to comply in all respects with Rule 14e-5 promulgated under the Exchange Act (notwithstanding whether it would be subject to the terms of such Rule pursuant to its terms).

4.5.          Further Assurances.  From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.          Termination.  This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing and (ii) the date of termination of the Merger Agreement in accordance with its terms.  Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

5.2.          Stop Transfer Order.  In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares.

5.3.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Parent to:

Wengen Alberta, Limited Partnership

9 West 57th Street, Suite 4200

New York, New York 10019
Attention: Brian Carroll
Fax: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Fax: (212) 455-2502
Attention:  David J. Sorkin

(b)           if to any Stockholder, then at the address set forth below its name on Schedule 1 hereto.

5.5.          Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6.          Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7.          Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings (including the Voting Agreement, dated as of January 28, 2007, among certain of the parties hereto), both written and oral, among the parties with respect to the subject matter hereof.

5.8.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law.  Each party irrevocably submits to the jurisdiction of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 5.8 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 5.8. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law

(b)           Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby.

5.9.          Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and, to the extent such amendment relates to a Stockholder, such Stockholder.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the applicable Stockholder(s).

5.10.        Remedies.  (a)  Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11.        Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12.        Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of Parent and the Stockholders, except that, without such prior written consent, Parent and/or Merger Sub may assign this Agreement (in whole or in part) to any Person to which it assigns any of its rights or obligations under the Merger Agreement.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WENGEN ALBERTA, LIMITED PARTNERSHIP

BY:	WENGEN INVESTMENTS LIMITED, as General Partner

By:	/s/ Jonathan Smidt
Name:	Jonathan Smidt
Title:	Director

DOUGLAS BECKER

/s/ DOUGLAS BECKER

STEVEN TASLITZ

/s/ STEVEN TASLITZ

JILL BECKER

/s/ JILL BECKER

ERIC BECKER

/s/ ERIC BECKER

[Voting Agreement Signature Page]

R. CHRISTOPHER HOEHN-SARIC

/s/ R. CHRISTOPHER HOEHN-SARIC

JOHN MILLER

/s/ JOHN MILLER

BRUCE GOLDMAN

/s/ BRUCE GOLDMAN

RICK ELFMAN

/s/ RICK ELFMAN

THE IRREVOCABLE BBHT II IDGT

By:	/s/ Marianne Schmitt Hellauer
Name:	Marianne Schmitt Hellauer
Title:	Trustee

IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST NO. 11

By:	/s/ Marianne Schmitt Hellauer
Name:	Marianne Schmitt Hellauer
Title:	Trustee

[Voting Agreement Signature Page]

KJT GIFT TRUST

/s/ Steven M. Taslitz
Name:	Steven M. Taslitz
Title:	Co-Trustee

[Voting Agreement Signature Page]

MERRICK ELFMAN GIFT TRUST

/s/ Therese Wareham
Name:	Therese Wareham
Title:	Co-Trustee

[Voting Agreement Signature Page]

LGG GIFT TRUST

/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Co-Trustee

[Voting Agreement Signature Page]

GOLDMAN FAMILY GIFT TRUST

/s/ Lisa Goldman
Name:	Lisa Goldman
Title:	Co-Trustee

[Voting Agreement Signature Page]

THERESE WAREHAM

/s/ THERESE WAREHAM

[Voting Agreement Signature Page]

Schedule 1

STOCKHOLDERS

Name

Douglas Becker Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Steven Taslitz Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Jill Becker Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Eric Becker Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

R. Christopher Hoehn-Saric Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

The Irrevocable BBHT II IDGT Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

KJT Gift Trust Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Irrevocable Grantor Retained Annuity Trust No.11 Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Rick Elfman Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Therese Wareham Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Merrrick Elfman Gift Trust Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Bruce Goldman Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

Goldman Family Trust Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

LGG Trust Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062

John Miller
Address for Notices:
1033 Skokie Boulevard, Suite 600
Northbrook, IL 60062